Exhibit 99.1

RESOLUTE ENERGY CORPORATION ENTERS INTO NEW CREDIT FACILITY; REPORTS 2016 RESERVES AND PRODUCTION

-- Fourth quarter exit rate in excess of 20,800 Boe per day --

-- Reserves increase 82% to 60.3 million Boe --

-- Closed new bank facility; $150 million initial borrowing base --

-- Earnings conference call scheduled for March 14, 2017 --

Denver, Colorado – February 22, 2017 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today provided detail on its year-end 2016 reserves and production.

Rick Betz, Resolute’s Chief Executive Officer, commented: “During 2016 Resolute produced an average of nearly 14,200 Boe per day, above the high end of guidance. More importantly, the 2016 exit rate was more than 20,800 Boe per day, with more than 14,700 Boe per day, or 71 percent, coming from the Permian Basin. In addition to exceeding our production guidance, Resolute also met or beat the midpoint of guidance for lease operating expense and production taxes, and was within the guidance range on general and administrative expense.

“On February 17, 2017, we closed a new revolving credit facility with an initial borrowing base of $150 million.  Coupled with our projected cash flow, we expect that this credit facility and borrowing base will provide ample liquidity to undertake and complete our two rig 2017 Delaware Basin drilling program. Also, effective today, Moody's Investors Service upgraded Resolute’s Corporate Family Rating to B3 from Caa2, with a stable outlook.

“Proved reserves increased by 82 percent from year-end 2015 largely due to our successful 2016 Delaware Basin drilling program and despite using lower SEC commodity prices in 2016. Year-end 2016 proved reserves were 60.3 MMBoe, of which 86 percent was crude oil and natural gas liquids. Year-end reserves reflect the addition of 37.2 MMBoe of proved reserves. The pre-tax SEC PV10 of our proved reserves at year-end 2016 was $344.2 million (a non-GAAP financial measure), and the after-tax value was $343.6 million. Both metrics are up 73 percent from year-end 2015.”

New Bank Facility

On February 17, 2017, the Company closed on its amended and restated revolving credit facility, with an initial borrowing base of $150 million, an increase from the previous level of $105 million.  In addition, the maturity date of the facility was extended to February 2021, and certain other terms and conditions were modified, including those to reflect the fact that the Company extinguished its second lien term loan facility in January 2017.  Bank of Montreal is the Administrative Agent under the new revolving credit facility. As of the date of this release we have no borrowings outstanding on the revolving credit facility.

Operations Update

In December we brought on line the Harrison C20 1402H, a mid-length Wolfcamp A lateral in Mustang.  In mid-January, as planned, we added a second drilling rig in the Delaware Basin.

One rig is drilling in Mustang and the other is drilling in Appaloosa.  Since the first of the year we have drilled the South Elephant U04H, a long lateral Wolfcamp A in Appaloosa and the Harpoon L05H, a mid-length lateral Wolfcamp A in Mustang; both of these wells are waiting on completion.  Also, we completed the Renegade L02H and Renegade U03H wells, both mid-length Wolfcamp A laterals in Mustang, both of which are flowing back.  The Renegade wells are our first upper and lower Wolfcamp A downspacing test.

Year-End 2016 Proved Reserves

At December 31, 2016, Resolute's estimated proved reserves were 60.3 MMBoe, compared to year-end 2015 proved reserves of 33.1 MMBoe. Approximately 73 percent of the Company's

2016 year-end proved reserves was crude oil, 14 percent was gas and 13 percent was natural gas liquids. Undeveloped reserves comprised 38 percent of total proved reserves.

The present value of the Company's estimated future net revenues from proved reserves was estimated to be $344.2 million pre-tax, a non-GAAP financial measure, and $343.6 million after-tax as of December 31, 2016, using SEC pricing guidelines for year-end 2016, discounted at ten percent. Pricing used in calculating the year-end 2016 present value of our reserves was $42.75 per barrel of oil and $2.48 per MMBtu of gas.  For the prior year-end report, pricing was $50.28 per barrel of oil and $2.59 per MMBtu of gas.  All prices were adjusted for differentials and NGL content, and the analysis excluded the impact of hedges.

The increase in proved reserves from year-end 2015 to year-end 2016 was largely driven by successful drilling of previously non-proved Delaware Basin locations, both operated and non-operated. New well completions and acquisitions of additional interests in Mustang yielded additions of 14.8 MMBoe of net proved developed producing reserves and 17.9 MMBoe of net proved undeveloped reserves in twenty immediate offset Delaware Basin locations. Also, 4.5 MMBoe of net proved developed non-producing and proved undeveloped reserves were added to Aneth Field in connection with newly identified compression and deepening projects.

Closed sale of New Mexico properties

On February 22, Resolute closed the sale of our New Mexico properties that we announced on January 17, 2017.  The properties were purchased by a private buyer for $15 million, subject to customary purchase price adjustments. The sale is effective as of October 1, 2016. The proceeds of the sale will be used for general corporate purposes.

Lantana Energy Advisors, a division of SunTrust Robinson Humphrey, Inc., acted as financial advisor to Resolute on the New Mexico sale.

Earnings Call Information

Resolute will host an investor call on March 14, 2017, at 4:30 PM ET. To participate in the call please dial (888) 349-0084 from the United States, or (855) 669-9657 from Canada or (412) 902-4284 from outside the U.S. and Canada. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions. A replay of the call will be available through March 21, 2017, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from outside the U.S. The conference call replay number is 10102048.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding our reserves and anticipated future production; projected future cash flow; our expectations regarding our development activities and drilling plans, including the location and number of wells drilled; the adequacy of available borrowing capacity under our credit facility to fund 2017 development capital; future production (including by product), reserve growth and decline rates; future revenues (including by product); our expectations regarding our operating, drilling, development and exploration plans and anticipated costs thereof; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, the drilling costs associated with such projects and the timing to reach “held by production” status; and the prospectively of our properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential write down of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for down spacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; and cyber security risks. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement. Lateral lengths of wells described in this release are indicative only. Actual completed lateral lengths depend on various considerations such as lease line offsets. Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid‐length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,500 feet and 8,000 feet. Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. Resolute also operates Aneth Field, located in the Paradox Basin in Utah.  For more information, visit www.resoluteenergy.com.  The Company routinely posts important information about the Company under the Investor Relations section of its website. The Company's common stock is traded on the NYSE under the ticker symbol "REN."

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com